Rule 424(b)(2)
                                                              File No. 333-32647

PRICING SUPPLEMENT No. 11  DATED August 14, 1998

(To Prospectus Dated October 7, 1997, as Supplemented May 13, 1998)

                           WILLAMETTE INDUSTRIES, INC.

                           Medium-Term Notes, Series C
                Due From 9 Months to 30 Years From Date of Issue

                                Fixed Rate Notes
                                 --------------


Original Issue Date:  August 19, 1998

                                                                                                                     Interest Rate
          Range of Maturities                                                                                            Per Annum

From 9 months to less than 1 year.....................................................................................           %
From 1 year to less than 18 months....................................................................................           %
From 18 months to less than 2 years...................................................................................           %
From 2 years to less than 3 years.....................................................................................           %
From 3 years to less than 4 years.....................................................................................           %
From 4 years to less than 5 years.....................................................................................           %
From 5 years to less than 6 years.....................................................................................           %
From 6 years to less than 7 years.....................................................................................           %
From 7 years to less than 10 years....................................................................................           %
From 10 years to less than 15 years...................................................................................       6.45%
From 15 years to less than 20 years...................................................................................           %
From 20 years to 30 years.............................................................................................           %

Principal Amount:  $20,000,000

Agent's Commission or Discount:  $125,000

Net Proceeds to Willamette Industries, Inc.:  $19,875,000

Maturity Date:  August 19, 2009

Redemption:
          Check applicable box.
          [X]       The Notes cannot be redeemed prior to maturity.
          [ ]       The Notes may be redeemed prior to maturity in whole or from time to time in part.
          [ ]       The Notes may be redeemed prior to maturity in whole only.

          Terms of Redemption:


Agent:  J. P. Morgan & Co.

Agent acting in the capacity indicated below:
          [X]       Agent                         [ ]       Principal

If as Principal:
          [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

          [ ] The Notes are being offered at a fixed initial public offering price of ___% of principal amount.

If as Agent:
          The Notes are being offered at a fixed initial public offering price of 100% of principal amount.


Other Provisions:


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



Addendum Attached [ ]




The Indenture Trustee is The Chase Manhattan Bank.